Purchase Agreement

Part A : Harbin Hainan Kangda Cactus Hygienical Food Co., Ltd.
Part B : Haibin Wang, Yaling Liu, Jingkui Huang

In order to well provide the drink supply for Guangdong and South China five provinces and save the transportation cost between Part A to Part B, the board of directors of Part A decides to purchase Guangdong Taishan Kangda Hygienical Food Co., Ltd. (Part B), so Part A can utilize the existing workshops and the other facilities of Part B to produce cactus drinks. The Agreement is as follow:

First:	Part A will purchase the total assets of Part B, Part B will merge into Part A and become the wholly-owned subsidiary of Part A after the transaction has completed.

Second:	Purchase price. The purchase price is RMB11,800,000 Yuan ($1,475,000). The assets of Part B will belong to Part A and the debt of Part B is undertaken by Part A after the transaction has completed.

Third:	Part A will pay the payment in cash in 4 installments, and the deadline is on June 30,2006. Meanwhile, Part B will be supposed to assist party A in handling the matters of changing share ownership.

Fourth:	Part A will operate Part B after the transaction has completed, and the original shareholders longer participate the management of Part B.

Fifth:
If any side has disputes in the future on this agreement, both sides should find the solution based on friendly mutually beneficial principle, if this way can’t solve the problem, both sides can apply for the arbitration or the lawsuit.

This agreement is in three duplicates, each side holds one copy, one copy files to the Bureau of Industry and Commerce.

Part A : Signature, Title
Part B : Signature, Title
                                                  June 26, 2006